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Exhibit 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-142064, 333-118691 and 333-123903, Form S-8 Nos. 333-133450, 333-63451, 333-62910, 333-97163, 333-63453 and 333-120539) of CRA International, Inc. of our reports dated February 12, 2009, with respect to the consolidated balance sheets of CRA International, Inc. as of November 29, 2008 and November 24, 2007, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the years in the three-year period ended November 29, 2008, and the effectiveness of internal control over financial reporting as of November 29, 2008, which appear in the November 29, 2008 Annual Report on Form 10-K of CRA International, Inc.

/s/ KPMG LLP
Boston, Massachusetts February 12, 2009

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  Exhibit 23.1